UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 12, 2006

LIQUIDMETAL TECHNOLOGIES, INC.

(Exact name of Company as Specified in its Charter)

Delaware	001-31332	33-0264467
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

25800 Commercentre Dr., Suite 100

Lake Forest, CA  92630

 (Address of Principal Executive Offices; Zip Code)

Company’s telephone number, including area code: (949) 206-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LIQUIDMETAL TECHNOLOGIES, INC.

FORM 8-K

Item 2.04               Triggering Events That Accelerate or Increase a Direct Financial Obligation.

On May 12, 2006, Liquidmetal Technologies, Inc. (the “Company”) received a letter from one of the holders holding $0.5 million of its 7% Convertible Secured Promissory Notes due August 2007 (the “Notes”) demanding that the Company immediately pay certain late filing fees and late registration fees under an Amended and Restated Registration Rights Agreement, dated August 2, 2005, between the Company and the holders of such Notes (the “Registration Rights Agreement”). Additional details regarding this letter (the “Demand Letter”) are set forth below.

The Company entered into the Registration Rights Agreement in connection with a private placement of the Notes in July 2005, and the Notes were issued under a Securities Purchase Agreement, dated August 2, 2005 (the “Securities Purchase Agreement”), among the Company, the purchasers of the Notes, and the holders of previously issued notes of the Company (such holders and purchasers hereafter referred to as the “Holders”). Pursuant to the Securities Purchase Agreement, the Company issued an aggregate of $9.9 million in principal amount of the Notes, and it also issued warrants to the purchasers of the Notes and placement agents giving them the right to purchase up to 2,469,750 and 414,495 shares of the Company’s company common stock, respectively, with an exercise price of $2.00 per share.

As of May 15, 2006, $9.9 million in aggregate principal amount Notes was still outstanding with accrued but unpaid interest in the amount of approximately $86,000. In addition, $2.3 million in aggregate principal amount of the Company’s 6% Senior Secured Notes Due July 29, 2007 (the “Old Notes”) was also outstanding with accrued but unpaid interest in the amount of approximately $17,000. As of May 15, 2006, the Company also had outstanding warrants to purchase up to 893,750 shares of its common stock at an exercise price of $2 and 149,894 shares of its common stock at an exercise price of $2.73, which warrants were granted in connection with the Private Placement and in connection with the Company’s prior note financings (the “Warrants”).

Under the Registration Rights Agreement, the Company was required to file a resale registration statement for the shares underlying all of the Notes, Old Notes, and Warrants by October 31, 2005 to enable the resale of such shares by the Holders on a delayed or continuous basis under Rule 415 of the Securities Act of 1934, as amended. Under the Registration Rights Agreement, the Company was required to cause such registration statement to become effective within 60 days after the Company received the first written comments on the registration statement from the SEC, or if the SEC notifies the Company that it will not review the registration statement, within five days after such notification. The Company received its first written comments on the registration statement on January 6, 2006.

The Company is subject to certain monetary penalties, as set forth in the Registration Rights Agreement, if the registration statement is not filed or does not become effective on a timely basis. Specifically, if the Company does not file the registration statement on a timely basis, the Company is obligated to pay a late filing fee to the Holders in the amount of 3% of the warrant exercise price multiplied by the number of then-outstanding unexercised warrants held by them plus 3% of the principal amount of the outstanding Notes or Old Notes held by them. This fee will be payable for each period of 30 business days that the filing of the registration statement is made past the required filing date, prorated for periods less than 30 days, and the fee will become payable within 10 days following the completion of each 30-day period. If the registration statement has not been declared effective by the required effective date, the Company will be obligated to pay a monthly late registration fee to the Holders in the amount of 2% of the warrant exercise prices multiplied by the number of then-outstanding unexercised warrants held by them plus 2% of the principal amount of the outstanding Notes or Old Notes held by them, for the first 30 business days after the required effective date, and 1% for each 30-business day period thereafter until the registration statement is declared effective. Notwithstanding the foregoing, the late filing fees and late registration fees will not exceed 18% of the aggregate warrant exercise prices and aggregate note principal amounts. To date, the Company has not paid any late filing fees or late registration fees.

As a result of the late fee provisions of the Registration Rights Agreement, the Company believes that it is obligated to pay late filing and late registration fees accrued through May 1, 2006 of up to $1.1 million to all of the noteholders. The Demand Letter makes demand for the immediate payment of all late filing fees and registration fees that have accrued to the Holder through May 3, 2006. In addition, the Demand Letter purports to constitute a notice of default under the Holders’ Notes as a result of the Company’s failure to pay the late filing and late registration fees. Under the terms of such note, if a default is not cured by the Company within thirty (30) days of notice thereof, the Holder has the right to accelerate all principal and interest due under the Notes. The Company intends to pursue negotiations with the Holder regarding the matters set forth in the Demand Letter with the goal of preventing any acceleration of amounts due under the Notes.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

LIQUIDMETAL TECHNOLOGIES, INC.

	By:	/s/ Ricardo A. Salas
Ricardo A. Salas
President and Chief Executive Officer

Date: May 17, 2006